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                                                                   EXHIBIT 10(J)




                   1996 ACNIELSEN CORPORATION REPLACEMENT PLAN
                          FOR CERTAIN EMPLOYEES HOLDING
              THE DUN & BRADSTREET CORPORATION EQUITY-BASED AWARDS


1.    PURPOSE OF THE PLAN

            The purpose of the 1996 ACNielsen Corporation Replacement Plan for Certain Employees Holding The Dun & Bradstreet Corporation Equity-Based Awards (the "Plan") is to provide for the award of substantially identical replacement stock options and replacement limited stock appreciation rights to certain employees (the "Eligible Holders") of ACNielsen Corporation (the "Company") whose awards under the 1991 Key Employees Stock Option Plan for The Dun & Bradstreet Corporation and Subsidiaries and the 1982 Key Employees Stock Option Plan for The Dun & Bradstreet Corporation (the "D&B Plans") were cancelled pursuant to the spinoff of the Company from The Dun & Bradstreet Corporation ("D&B"). The Company expects that the Plan will allow it to retain such employees and to motivate them to exert their best efforts on behalf of the Company and its subsidiaries by providing incentives through the replacement awards. The Company also expects that it will benefit from the added interest which such employees will have in the welfare of the Company as a result of their proprietary interest in the Company's success. It is the intention of the Company that the terms of the replacement awards will (i) preserve the economic value of the cancelled D&B awards and (ii) except for the terms described in Sections 6, 7 and 9 of this Plan, remain substantially identical to the terms of the cancelled D&B awards.


2.    STOCK SUBJECT TO THE PLAN

            The total number of shares of common stock of the Company ("Common Stock") which may be issued under the Plan is equal to the aggregate number of shares subject to replacement awards, as calculated pursuant to Sections 6(a) and 7(a) of this Plan. The shares may consist, in whole or in part, of unissued shares or treasury shares. Issuance of shares of Common Stock upon exercise of an option or reduction of the number of shares of Common Stock subject to an option upon exercise of a stock appreciation right shall reduce the total number of shares of Common Stock available under the Plan. In addition, shares which are subject to unexercised stock options which terminate or lapse may not be optioned again under the Plan.


3.    ADMINISTRATION

            The Board of Directors of the Company shall appoint a Compensation Committee (herein called the "Committee") consisting of at least two members of the Board of Directors who shall administer the Plan and serve at the pleasure of the Board. Each member of the Committee shall not be eligible to participate in
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the Plan and shall not at any time within one year prior to appointment have been eligible for selection as a person to whom stock may have been allocated or to whom stock options or stock appreciation rights of the Company or any of its affiliates may have been granted pursuant to the Plan or any other plan of the Company or its affiliates, except as permitted under regulations adopted under
Section 16 of the Securities Exchange Act of 1934 (the "Act"). Each member of the Committee shall be an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and a "non-employee director" as defined in the rules promulgated under Section 16 of the Act. The Committee shall have the authority, consistent with the Plan, to determine the provisions of the stock options and stock appreciation rights to be granted, to interpret the Plan and the stock options and the stock appreciation rights granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan, the stock options and the stock appreciation rights and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all Eligible Holders. The Committee shall require payment of any amount the Company may determine to be necessary to withhold for federal, state or local taxes as a result of the exercise of a stock option or a stock appreciation right. Fair market value of the Common Stock as of a given date shall be determined in accordance with procedures established by the Committee.


4.    ELIGIBILITY

            Only Eligible Holders shall receive grants of replacement stock options and replacement stock appreciation rights under the Plan. The granting of a stock option or stock appreciation right under the Plan shall impose no obligation on the Company or any subsidiary to continue the employment of an Eligible Holder and shall not lessen or affect the right to terminate the employment of such Eligible Holder.


5.    LIMITATIONS

            Options hereunder shall only be granted in replacement of D&B Stock Options (as defined in Section 6(a) of the Plan) held by Eligible Holders immediately prior to the date on which the Common Stock owned by D&B is distributed to the holders of record of shares of D&B (the "Spinoff Date").


6.    TERMS AND CONDITIONS OF STOCK OPTIONS

            Stock options granted under the Plan shall be non-qualified or incentive stock options for federal income tax purposes (as appropriate, based upon the type of options granted
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under the D&B Plans), as evidenced by option grants, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

            (a) Generally. As of the Spinoff Date, each unexercised stock option held by an Eligible Holder that was granted under the D&B Plans (a "D&B Stock Option") shall be cancelled, and such Eligible Holder shall receive a replacement stock option pursuant to this Plan. The option price of each replacement stock option shall be determined by multiplying the option price of the cancelled D&B Stock Option by a fraction, the numerator of which is the average of the Daily Average Trading Prices of Common Stock for the five consecutive trading days starting on the first date on which the Common Stock is traded regular way, and the denominator of which is the average of the Daily Average Trading Prices of D&B common stock for the five consecutive trading days immediately preceding the first date on which D&B common stock is traded ex-dividend. The number of shares of Common Stock covered by each replacement stock option shall be determined by (i) multiplying the number of shares of D&B common stock covered by the cancelled D&B Stock Option by a fraction, the numerator of which is the average of the Daily Average Trading Prices of D&B common stock for the five consecutive trading days immediately preceding the first date on which D&B common stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices of Common Stock for the five consecutive trading days starting on the first date on which Common Stock is traded regular way and (ii) rounding down the result to a whole number of shares. Unless otherwise specified in this Plan, all other terms of the replacement stock options shall remain substantially identical to those of the cancelled D&B Stock Options as set forth in the applicable D&B Plan and related option agreement(s). For purposes of this Paragraph 6(a), the "Daily Average Trading Price" of a given stock on a given day shall mean the average of the high and low trading prices for such stock (as reported on the Composite Tape of the principal national securities exchange on which such stock is listed or admitted to trading) on such date.

            (b) Exercisability. Except as set forth in the Plan, stock options granted under the Plan shall have substantially identical terms as those of the stock options originally granted under the D&B Plans; provided, however, that in no event shall a replacement stock option be exercisable more than ten years after the date the original option was granted under the D&B Plans.

            (c) First Year Non-Exercisability. Except as provided in Paragraph 9 of the Plan, no replacement stock option shall be exercisable during the year ending on the first anniversary date of the granting of the original option under the D&B Plans.
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            (d) Exercise of Stock Options. Except as otherwise provided in the
Plan or the option, a stock option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The purchase price for the shares as to which an option is exercised shall be paid to the Company in full at the time of exercise at the election of the optionee (i) in cash, (ii) in shares of Common Stock of the Company having a fair market value equal to the option price for the shares being purchased and satisfying such other requirements as may be imposed by the Committee or (iii) partly in cash and partly in such shares of Common Stock of the Company. The Committee may permit the optionee to elect, subject to such terms and conditions as the Committee shall determine, to have the number of shares deliverable to the optionee as a result of the exercise reduced by a number sufficient to pay the amount the Company determines to be necessary to withhold for federal, state or local taxes as a result of the exercise of the option. No optionee shall have any rights to dividends or other rights of a shareowner with respect to shares subject to an option until the optionee has given written notice of exercise of the option, paid in full for such shares and, if requested, given the representation described in Paragraph 6(h) of the Plan.

            (e) Exercisability Upon Termination of Employment by Death. If an optionee's employment by the Company or a subsidiary terminates by reason of death one year or more after the date of grant of the original stock option under the D&B Plans, the replacement stock option thereafter may be exercised, during the three years after the date of death or the remaining stated period of the option, whichever period is shorter, to the extent to which such option was exercisable at the time of death or thereafter would become exercisable during the three-year period after the date of death in accordance with its terms.

            (f) Exercisability Upon Termination of Employment by Disability or Retirement. If an optionee's employment by the Company or a subsidiary terminates by reason of disability or retirement one year or more after the date of grant of the original stock option under the D&B Plans, the replacement stock option thereafter may be exercised, during the five years after the date of such termination of employment or the remaining stated period of the option, whichever period is shorter, to the extent to which such option was exercisable at the time of such termination of employment or thereafter would become exercisable during such period in accordance with its terms; provided, however, that if the optionee dies within a period of five years after such termination of employment, any unexercised stock option may be exercised thereafter, during either (1) the period ending on the later of (i) five years after such termination of employment and (ii) one year after the date of death or (2) the period remaining in the stated term of the option, whichever period is shorter, to the extent to which such option was exercisable at the time of death or thereafter would become exercisable during the remainder of the five-year period after
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such termination of employment in accordance with its terms. For purposes of this Section 6, "retirement" shall mean termination of employment with the Company or a subsidiary after the optionee has attained age 55 and completed ten or more years of employment with D&B and/or the Company; or after the optionee has attained age 65, regardless of the length of such optionee's employment with D&B and/or the Company. An optionee shall not be considered disabled for purposes of this Section 6, unless he or she furnishes such medical or other evidence of the existence of the disability as the Committee, in its sole discretion, may require.

            (g) Effect of Other Termination of Employment. Except as otherwise provided in a related option agreement, if an Eligible Holder's employment terminates for any reason, other than disability, death or retirement one year or more after the date of grant of the original stock option or stock appreciation right under the D&B Plans as described above, each stock option and stock appreciation right held by such Eligible Holder shall thereupon terminate.

            (h) Additional Agreements of Optionee and Restrictions on Transfer. The Committee may require each person purchasing shares pursuant to exercise of a stock option to represent to and agree with the Company in writing that the shares are being acquired without a view to distribution thereof. The certificates for shares so purchased may include any legend which the Committee deems appropriate to reflect any restrictions on transfers. The Committee also may impose, in its discretion, as a condition of any option, any restrictions on the transferability of shares acquired through the exercise of such option as it may deem fit. Without limiting the generality of the foregoing, the Committee may impose conditions restricting absolutely the transferability of shares acquired through the exercise of options for such periods as the Committee may determine and, further, in the event the optionee's employment by the Company or a subsidiary terminates during the period in which such shares are nontransferable, the optionee may be required, if required by the related option agreement, to sell such shares back to the Company at such price and on such other terms as the Committee may have specified in the option agreement.

            (i) Nontransferability of Stock Options. A stock option shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee an option shall be exercisable only by the optionee. An option exercisable after the death of an optionee may be exercised by the legatees, personal representatives or distributees of the optionee.
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7.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

            Stock appreciation rights (including limited stock appreciation rights) granted under the Plan shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

            (a) Replacement Stock Appreciation Rights. As of the Spinoff Date, each unexercised stock appreciation right (including a limited stock appreciation right) held by an Eligible Holder that was granted under the D&B Plans (a "D&B SAR") shall be cancelled, and such Eligible Holder shall receive a replacement stock appreciation right pursuant to this Plan. The exercise price of each replacement stock appreciation right shall be determined by multiplying the exercise price of the cancelled D&B SAR by a fraction, the numerator of which is the average of the Daily Average Trading Prices of Common Stock for the five consecutive trading days starting on the first date on which Common Stock is traded regular way, and the denominator of which is the average of the Daily Average Trading Prices of D&B common stock for the five consecutive trading days immediately preceding the first date on which D&B common stock is traded ex-dividend. The number of Company stock appreciation rights covered by each replacement stock appreciation right shall be determined by (i) multiplying the number of D&B Stock Options covered by the cancelled D&B SAR by a fraction, the numerator of which is the average of the Daily Average Trading Prices of D&B common stock for the five consecutive trading days immediately preceding the first date on which D&B common stock is traded ex- dividend, and the denominator of which is the average of the Daily Average Trading Prices of Common Stock for the five consecutive trading days starting on the first date on which Common Stock is traded regular way and (ii) rounding down the result to a whole number of stock appreciation rights. Unless otherwise specified in this Plan, all other terms of the replacement stock appreciation rights shall remain substantially identical to those of the cancelled D&B SARs as set forth in the applicable D&B Plans and related D&B SAR agreement(s). For purposes of this Paragraph 7(a), the "Daily Average Trading Price" of a given stock on a given day shall mean the average of the high and low trading prices for such stock (as reported on the Composite Tape of the principal national securities exchange on which such stock is listed or admitted to trading) on such date.

            (b) Terms. Stock appreciation rights shall cover the same shares covered by a related option (or such lesser number of shares of Common Stock as the Committee may determine) and shall be subject to the same terms and conditions as the option except for such additional limitations as are contemplated by this Paragraph 7 (or as may be included in a stock appreciation right granted hereunder). Each stock appreciation right shall entitle an optionee to surrender to the Company an unexercised option, or
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any portion thereof, and to receive from the Company in exchange therefor an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the option price per share times the number of shares covered by the option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in shares of Common Stock or in cash, or partly in shares and party in cash, valued at such fair market value, all as shall be determined by the Committee. Stock appreciation rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of shares of Common Stock subject to an exercisable option with respect to which the stock appreciation right is being exercised. No fractional shares of Common Stock will be issued in payment for stock appreciation rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of shares will be rounded downward to the next whole share.

            (c) Limitations on Exercisability. The Committee shall impose such conditions upon the exercisability of stock appreciation rights as will result, except upon the occurrence of an event contemplated by replacement limited stock appreciation rights granted pursuant to this Paragraph 7 or contemplated by the provisions of Paragraph 9, in the amount to be charged against the Company's consolidated income by reason of stock appreciation rights not to exceed, in any one calendar year, two percent of the Company's prior calendar year's consolidated income before income taxes. The Committee also may impose, in its discretion, such other conditions upon the exercisability of stock appreciation rights as it may deem fit.

            (d) Replacement Limited Stock Appreciation Rights. The Committee shall grant replacement limited stock appreciation rights in substantially the same manner in which replacement stock appreciation rights are awarded pursuant to this Section 7 of the Plan. Unless the context otherwise requires, whenever the term "stock appreciation right" is used in the Plan, such term shall include limited stock appreciation rights.


8.    TRANSFERS AND LEAVES OF ABSENCE

            For purposes of the Plan: (a) a transfer of an employee from the Company to a 50% or more owned subsidiary, partnership, venture or other affiliate (whether or not incorporated) or vice versa, or from one such subsidiary, partnership, venture or other affiliate to another, (b) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, or (c) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to
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re-employment is guaranteed either by statute or by contract, shall not be deemed a termination of employment under the Plan.


9.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR OTHER EVENTS

            Upon changes in the Common Stock of the Company after the Spinoff Date by reason of a stock dividend, stock split, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation, the number and class of shares available under the Plan as to which stock options or stock appreciation rights may be granted (both in the aggregate and to any one optionee), the number and class of shares under each option and the option price per share, and the terms of stock appreciation rights shall be correspondingly adjusted by the Committee, such adjustments to be made in the case of outstanding options without change in the total price applicable to such options. In the event of a merger, consolidation, combination, reorganization or other transaction after the Spinoff Date in which the Company will not be the surviving corporation, an optionee shall be entitled to options on that number of shares of stock in the new corporation which the optionee would have received had the optionee exercised all of the unexercised options available to the optionee under the Plan, whether or not then exercisable, at the instant immediately prior to the effective date of such transaction, and if such unexercised options had related stock appreciation rights the optionee also will receive new stock appreciation rights related to the new options. Thereafter, adjustments as provided above shall relate to the options or stock appreciation rights of the new corporation. Except as otherwise specifically provided in the stock option agreement or stock appreciation right agreement, in the event of a Change in Control, merger, consolidation, combination, reorganization or other transaction after the Spinoff Date in which the shareowners of the Company will receive cash or securities (other than common stock) or in the event that an offer is made to the holders of Common Stock of the Company to sell or exchange such Common Stock for cash, securities or stock of another corporation and such offer, if accepted, would result in the offeror becoming the owner of (a) at least 50% of the outstanding Common Stock of the Company or (b) such lesser percentage of the outstanding Common Stock which the Committee in its sole discretion determines will materially adversely affect the market value of the Common Stock after the tender or exchange offer, the Committee, prior to the shareowners' vote on such transaction or prior to the expiration date (without extensions) of the tender or exchange offer, (i) shall accelerate the time of exercise so that all stock options and stock appreciation rights which are outstanding shall become immediately exercisable in full without regard to any limitations of time or amount otherwise contained in the Plan or the options or stock appreciation rights and (ii) may determine that the options and stock appreciation rights shall be adjusted and make such adjustments by substituting for Common Stock of the Company
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subject to options and stock appreciation rights, common stock of the surviving corporation or offeror if such stock of such corporation is publicly traded or, if such stock is not publicly traded, by substituting common stock of a parent of the surviving corporation or offeror if the stock of such parent is publicly traded, in which event the aggregate option price shall remain the same and the number of shares subject to option shall be the number of shares which could have been purchased on the closing day of such transaction or the expiration date of the offer with the proceeds which would have been received by the optionee if the option had been exercised in full prior to such transaction or expiration date and the optionee had exchanged all of such shares in the transaction or sold or exchanged all of such shares pursuant to the tender or exchange offer, and if any such option has related stock appreciation rights, the stock appreciation rights shall likewise be adjusted. For purposes of this Paragraph 9, "Change in Control" means (i) any "person", as such term is used in
Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this sentence) whose election by the Board or nomination for election by the Company's shareowners was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof, (iii) the shareowners of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or
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disposition by the Company of all or substantially all of the Company's assets.


10.   USE OF PROCEEDS

            Proceeds from the sale of shares of Common Stock pursuant to exercise of stock options granted under the Plan shall constitute general funds of the Company.


11.   AMENDMENTS

            The Board of Directors may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any Eligible Holder under any award theretofore granted, without the Eligible Holder's consent, or which, without the approval of the shareowners of the Company, would:

            (a) Except as is provided in Paragraph 9 of the Plan, increase the total number of shares reserved for the purposes of the Plan or change the maximum number of shares for which awards may be granted to any Eligible Holder.

            (b) Decrease the option price to less than the replacement exercise prices as determined pursuant to Paragraphs 6(a) and 7(a) of the Plan.

            (c) Change the employees (or class of employees) eligible to receive awards under the Plan.

            (d) Materially increase the benefits accruing to employees participating under the Plan.


12.   EFFECTIVENESS OF THE PLAN

            The Plan shall become effective as of the Spinoff Date.


13.   CHOICE OF LAW

            The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.